Exhibit 10(a)26
FOURTH AMENDMENT
TO THE
SOUTHERN COMPANY
EMPLOYEE SAVINGS PLAN

WHEREAS, Southern Company Services, Inc. adopted the latest amendment and restatement of The Southern Company Employee Savings Plan (“Plan”), effective as of January 1, 2018;
WHEREAS, pursuant to Section 15.1 of the Plan, the Southern Company Employee Savings Plan Committee (“Administrative Committee”) may amend the Plan, provided the amendment either (a) does not involve a substantial increase in cost to any Employing Company, or (b) is necessary, proper, or desirable in order to comply with applicable laws or regulations enacted or promulgated by any federal or state governmental authority and to maintain the qualified status of the Plan; and
WHEREAS, the Administrative Committee, in its settlor capacity, desires to amend the Plan to (i) add an in-Plan Roth conversion feature; and (ii) provide for cessation of participation for employees of Mankato Energy Center, LLC; Mankato Energy Center II, LLC; and Pivotal LNG, Inc. who are no longer Employees due to the divestitures that have occurred during 2020, and provide for full vesting for the Accounts of such employees.
NOW, THEREFORE, pursuant to resolutions adopted on April 29, 2020 and November 18, 2020, the Administrative Committee hereby amends the Plan as follows, effective as specified below:
1.
Effective as of May 1, 2020, The Plan is hereby amended by adding a new Section 2.65A to read as follows:
2.65A    “Roth Conversion Amounts” shall mean the vested amounts that a Participant, Surviving Spouse or alternate payee who is a spouse or former spouse of a Participant has irrevocably elected to convert to Roth Contributions, in accordance with Section 4.12. All Roth Conversion Amounts shall be transferred directly to a Participant’s Roth Conversion subaccount. Roth Conversion Amounts (and the earnings thereon) shall be eligible for withdrawals, loans, and distribution under Articles XI and XII of the Plan at the same time and in the same order and classification as applied to such amounts prior to their conversion.
2.
The Plan is hereby amended by adding new paragraphs (e) and (f) to Section 3.7 to read as follows:
(e)    Mankato.
(1)    Cessation of Participation. Effective as of January 17, 2020, (i) Mankato Energy Center, LLC and Mankato Energy Center II, LLC will cease to be affiliated companies of Southern Power Company for purposes of determining Employing Company status under the Plan; and (ii) Participants who cease to be Employees due to the sale of Mankato Energy Center, LLC and Mankato Energy Center II, LLC will cease to be eligible to actively participate in the Plan.
(2)    Vesting Acceleration. Effective as of January 17, 2020, Participants who cease to be Employees due to the sale of Mankato Energy Center, LLC and Mankato Energy Center II, LLC will be deemed to be fully vested in their Accounts for all purposes hereunder.
(f)    Pivotal LNG.
(1)    Cessation of Participation. Effective as of March 24, 2020, (i) Pivotal LNG, Inc. and its direct and indirect subsidiaries will cease to be affiliated companies of Southern Company Gas for purposes of determining Employing Company status under the Plan; and (ii) Participants who cease to be Employees due to the sale of Pivotal LNG, Inc. will cease to be eligible to actively participate in the Plan.
(2)    Vesting Acceleration. Effective as of March 24, 2020, Participants who cease to be Employees due to the sale of Pivotal LNG, Inc. will be deemed to be fully vested in their Accounts for all purposes hereunder.
3.
Effective as of May 1, 2020, the Plan is amended by adding a new Section 4.12 to read as follows:
4.12    Roth Conversion Amounts. Notwithstanding anything in the Plan to the contrary, a Participant, Surviving Spouse or alternate payee who is a spouse or former spouse of a Participant may make an election, at the time and in the manner prescribed by the Administrative Committee, to roll over directly to a Roth Conversion subaccount under the Plan all or any portion of his vested Account balance, other than his Roth Contribution subaccount. Any election made pursuant to this Section 4.12 shall constitute an irrevocable election to convert the amounts to be rolled over to Roth Contributions, and such Roth Conversion Amounts shall be treated by the Plan as includible in the electing individual’s income at the time of conversion.
4.
Effective as of May 1, 2020, Section 9.1 is hereby amended by deleting the second sentence and replacing it with the following:
In addition, subaccounts shall be established for each Participant to reflect all Elective Employer Contributions, Roth Contributions, Roth Conversion Amounts, Voluntary Participant Contributions, Employer Matching Contributions, Rollover Contributions, rollover of Roth Contributions and such other Accounts as may be necessary to hold contribution types necessary or desirable to manage amounts merged into the Plan including those set forth in Sections 9.1(b) - (e) below (and the earnings and/or losses on each subaccount).

5.
Effective as of May 1, 2020, Section 12.8 is hereby amended by deleting paragraph (c) and replacing it with the following:
(c)    Roth Contributions. Notwithstanding (a) and (b) above, a Direct Rollover of a distribution from a Roth Contributions subaccount or Roth Conversion Amounts subaccount will only be made to another designated Roth account (as defined in Code Section 402A) under an applicable retirement plan described in Code Section 402A(e)(1) or to a Roth IRA described in Code Section 408A and only to the extent the rollover is permitted under the rules of Code Section 402A(c). The provisions of (a) and (b) above that allow a Participant to elect a Direct Rollover of only a portion of an Eligible Rollover Distribution shall be applied by treating any amount distributed from the Participant’s Roth Contributions subaccount or Roth Conversion Amounts subaccount as a separate distribution from any amount distributed from the rest of the Participant’s Account, even if the amounts are distributed at the same time.
6.
Except as amended by this Fourth Amendment, the Plan shall remain in full force and effect.

IN WITNESS WHEREOF, the Administrative Committee, through its authorized representative, has adopted this Fourth Amendment to The Southern Company Employee Savings Plan, as amended and restated as of January 1, 2018, this 27th day of November, 2020.

EMPLOYEE SAVINGS PLAN COMMITTEE

By:	/s/James M. Garvie

Name:	James M. Garvie

Its:	Chairperson

3